Exhibit 10.73

CAREFUSION CORPORATION

EXECUTIVE CHANGE IN CONTROL SEVERANCE PLAN

(Effective as of August 31, 2009)

1.	Purpose of the Plan

The purpose of the Plan is to assure the Company and its Affiliates of the continued dedication, loyalty, and service of, and the availability of objective advice and counsel from, key executives of the Company in the event of a Change in Control. The Plan is intended to be a “top-hat” plan (i.e., an unfunded deferred compensation plan maintained for a select group of management or highly-compensated employees) under ERISA sections 201(2), 301(a)(3), and 401(a)(1).

2.	Definitions

As used herein, the following definitions shall apply:

(a) “Affiliate” means any entity, whether now or hereafter existing, which controls, is controlled by, or is under common control with, the Company (including, but not limited to, joint ventures, limited liability companies and partnerships), as determined by the Board.

(b) “Base Salary” means a Participant’s annual rate of base salary in effect as of the date of termination of employment, determined without regard to any reduction thereof that constitutes Good Reason under the Plan.

(c) “Board” means the Board of Directors of the Company.

(d) “Cause” means:

(i) the willful and continued failure of the Participant to perform substantially the Participant’s duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness), as determined by the Board no earlier than 30 days after a written demand for substantial performance is delivered to the Participant, which specifically identifies the manner in which the Company believes that the Participant has willfully and continuously failed to perform substantially the Participant’s duties with the Company;

(ii) the willful engaging by the Participant in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company or its affiliates;

(iii) conviction of a felony; or

(iv) a material breach of the restrictive covenants in the Plan subject to the cure provisions of Section 6(b).

For purposes of this definition, no act or failure to act on the part of the Participant shall be considered “willful” unless it is done, or omitted to be done, by the Participant in bad faith or without reasonable belief that the Participant’s act or omission was in the best interests of the Company.

(e) “Change in Control” means any of the following:

(i) the acquisition by any individual, entity or group (within the meaning of section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of twenty-five percent (25%) or more of either (x) the then outstanding Common Stock of the Company (the “Outstanding Company Common Stock”), or (y) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of Directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this Section 2(e)(i), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company or any corporation controlled by the Company; (B) any acquisition by the Company or any corporation controlled by the Company; (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or (D) any acquisition by any corporation that is a Non-Control Acquisition (as defined in Section 2(e)(iii)); or

(ii) individuals who, as of the effective date of the Plan, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a Director subsequent to the effective date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the Directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition by the Company of assets or shares of another corporation (a “Business Combination”), unless, such Business Combination is a Non-Control Acquisition. A “Non-Control Acquisition” shall mean a Business Combination where: (x) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be; (y) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, twenty-five percent (25%) or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination (including any ownership that existed in the Company or the company being acquired, if any); and (z) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

(f) “Code” means the Internal Revenue Code of 1986, as amended, and the regulations and Treasury guidance promulgated under the Code.

(g) “Company” means CareFusion Corporation, a Delaware corporation, or, except as utilized in the definition of Change in Control, its successor.

(h) “Change in Control Date” means the date on which a Change in Control becomes effective.

(i) “Director” means a member of the Board.

(j) “Disability,” unless the Board specifies otherwise, has the meaning specified in the Company’s long-term disability plan applicable to the Participant at the time of Disability.

(k) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations and guidance promulgated under it.

(l) “Good Reason” means

(i) a material reduction of the Participant’s base compensation (including Base Salary or Target Bonus);

(ii) a material diminution in the Participant’s authority, duties, or responsibilities;

(iii) a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Participant is required to report;

(iv) a material diminution in the budget over which the Participant retains authority; or

(v) material change in the geographic location at which the Participant must perform services, where a change of at least 35 miles or to another country will be deemed material.

The Participant must provide notice to the Company of the existence of one of the “Good Reason” conditions within 90 days after the initial existence of the “Good Reason” condition, upon the notice of which the Company shall have 30 days to remedy the condition and not be required to pay any amount of severance. In all cases, for the Participant to receive any severance benefit, the Participant’s termination must occur no later than two years following the initial existence of one or more of the “Good Reason” conditions arising without the consent of the Participant.

(m) “Participant” means an individual designated by the Board (or an authorized officer of the Company) as eligible to participate in the Plan pursuant to Section 4(a) who executes and returns to the Company a Participation Agreement in accordance with Section 4(b) of the Plan.

(n) “Participation Agreement” means the agreement between the Participant and the Company pursuant to Section 4(b).

(o) “Plan” means this Executive Change in Control Severance Plan.

(p) “Prorated Target Bonus” means the Target Bonus multiplied by a fraction, the numerator of which is the number of whole and partial months (rounded up) from the date of termination of employment until the end of the fiscal year of the Company, and the denominator of which is 12.

(q) “Restricted Period” means the period beginning on the date on which an eligible executive becomes a Participant under Section 4(b) and ending on the last day of the 24-month period after the date of termination of employment.

(r) “Target Bonus” means the Participant’s target bonus for the fiscal year of the Company in which the termination of employment occurs, determined without regard to any reduction thereof that constitutes Good Reason under the Plan.

(s) “Tier I Executive” means the Chief Executive Officer of the Company.

(t) “Tier II Executive” has the meaning given that term in Section 4(a).

(u) “Tier III Executive” has the meaning given that term in Section 4(a).

3.	Administration

(a) The Company shall act as the plan administrator and the “named fiduciary” of the Plan for purposes of ERISA. Prior to a Change in Control, the Board has sole and absolute discretion and authority to administer the Plan on behalf of the Company, including the discretionary power and authority to:

(i) adopt such rules as it deems advisable in connection with the administration of the Plan, and to construe, interpret, apply and enforce the Plan and any such rules and to remedy ambiguities, errors or omissions in the Plan;

(ii) determine eligibility pursuant to Section 4(a), the terms and conditions of individual Participation Agreements pursuant to Section 4(a), and any other terms of the Plan applicable to Participants, including, but not limited to, the Restricted Period, amount and method of payment, and a Participant’s continued entitlement to benefits under the Plan; the Board’s determinations will be conclusive and binding on all parties affected by its determinations;

(iii) act under the Plan on a case-by-case basis; the Board’s decisions under the Plan need not be uniform with respect to similarly situated participants; and

(iv) delegate its authority under the Plan with respect to Tier II and Tier III Executives to any committee of the Board, and with respect to Tier II Executives who are not subject to Section 16 of the Securities Exchange Act of 1934 and Tier III Executives to any officer of the Company.

(b) If any person with administrative authority becomes eligible or makes a claim for Plan benefits, he or she will have no authority with respect to any matter specifically affecting his or her individual interest under the Plan and the Company will designate another person to exercise such authority.

(c) Notwithstanding anything in the Plan to the contrary, after a Change in Control, neither the Board nor any other person shall have discretionary authority in the administration of the Plan, and any court or tribunal that adjudicates any dispute, controversy, or claim in connection with benefits under Section 5 will apply a de novo standard of review to any determinations made by the Board or the Company. Such de novo standard shall apply notwithstanding the grant of full discretion hereunder to the Board or any person or characterization of any decision by the Board or by such person as final, binding or conclusive on any party.

4.	Eligibility and Participation

(a) Eligibility. The Board, in its sole discretion, may from time to time designate key executives of the Company who are eligible to participate in the Plan. The Chief Executive Officer of the Company shall be designed as a Tier I Executive and other eligible executives shall be designated by the Board as either Tier II or Tier III Executives.

(b) Participation; Execution of Participation Agreement. Each eligible executive designated by the Board pursuant to Section 4(a) shall become a Participant in the Plan only upon execution of a Participation Agreement in the form, or substantially the form, attached hereto as Appendix A, subject to additional terms as the Board may specify. Each executed Participation Agreement shall constitute the Participant’s agreement to the terms and conditions of participation in the Plan.

5.	Severance Benefits

(a) Entitlement to Severance Benefits. In the event a Participant’s employment with the Company is terminated within 24 months after the Change in Control Date either (i) by the Company for reasons other than Cause, death, or Disability, or (ii) by the Participant for Good

Reason, the Company shall make payments and provide benefits to the Participant as specified under Sections 5(b) through 5(e), subject to the Participant’s satisfaction of the requirements of Section 6(a) (regarding waiver and release of claims) and Section 6(b) (regarding restrictive covenants). In addition, if a Participant’s employment with the Company had terminated before a Change in Control that is a “change in control event” under Treasury regulation section 1.409A-3(i)(5), and if it is reasonably demonstrated by the Participant to the Board that his or her termination of employment either was at the request of a third party that had taken steps reasonably calculated to effect the Change in Control or otherwise arose in connection with or in anticipation of the Change in Control, then, for purposes of determining entitlement to severance benefits under the Plan, the Participant’s employment is deemed to have terminated on the Change in Control Date.

(b) Lump-Sum Cash Payment. The Company shall pay to the Participant a lump-sum cash payment equal to the following applicable amount:

(i) Tier I Executive: the sum of (1) two times the sum of Base Salary plus Target Bonus and (2) the Prorated Target Bonus.

(ii) Tier II Executives: for Tier II Executives with a position of senior vice president or higher, the sum of (1) two times the sum of Base Salary plus Target Bonus and (2) the Prorated Target Bonus, and for all other Tier II Executives, two times the sum of Base Salary plus Target Bonus.

(iii) Tier III Executives: an amount to be determined at the discretion of the Board, but in no event less than four months’ Base Salary or more than one times the sum of Base Salary plus Target Bonus.

The lump-sum cash payment shall be made no later three business days following the expiration of any period during which a Participant may revoke the waiver and release of claims executed pursuant to Section 6(a), so long as that waiver and release becomes effective no later than 60 days after the Participant’s termination of employment (or the Change in Control Date, for a Participant whose termination of employment is deemed to occur on the Change in Control Date). Notwithstanding the foregoing, if the period during which a Participant has discretion to execute or revoke the waiver and release of claims straddles two taxable years of the Participant, then the Company shall make the payment in the second of such taxable years, regardless of which taxable year the Participant actually delivers the executed waiver and release to the Company.

(c) Health Benefit Continuation. The Company shall pay the premium for COBRA coverage, if elected by the Participant and his eligible dependents, upon loss of coverage under the Company’s group health plan for active employees of the Company due to termination of employment, until the earlier of (i) the date that the Participant becomes eligible for coverage under another group health plan, or (ii) for Tier I and Tier II Executives, the end of the 18-month maximum COBRA coverage period or, for Tier III Executives, the end of the 12-month period beginning on the date of termination of employment. For Tier I and Tier II Executives who do not become eligible for coverage under another group health plan by the end of the 18-month maximum COBRA coverage period, the Company shall continue to provide coverage under its group health plan for active employees until the earlier of (x) the date that the Participant becomes eligible for coverage under another group health plan, or (y) for Tier I Executives, the end of an additional 18-month period or, for Tier II Executives, the end of an additional six- month period. The Company includes as gross taxable income to the Participant the amount of the COBRA premium during the period of COBRA coverage and the fair market value of the continued coverage beyond the end of the COBRA period, if applicable.

(d) Outplacement Assistance. The Company shall pay the cost of providing the Participant with outplacement services for six months, so long as the services are (i) used by the Participant within six months following the date of termination of employment; and (ii) provided by a recognized outplacement provider. Payment shall be made by the Company directly to the service provider promptly following the provision of the outplacement services and the presentation to the Company of documentation of the provision of the services, and in all events by no later than the first anniversary of the date of termination of employment.

(e) Code Section 280G Excise Tax. Only Participants who are Tier I Executives are eligible to receive the following benefit:

(i) In the event that any payment or benefit received or to be received by a Participant pursuant to the terms of the Plan (the “Plan Payments”) or in connection with the Participant’s termination of employment or contingent upon a Change in Control pursuant to any plan or arrangement or other agreement with the Company (or any Affiliate) (“Other Payments” and, together with the Plan Payments, the “Payments”) would be subject to the excise tax (the “Excise Tax”) imposed by Code section 4999, as determined as provided below, the Company shall pay to the Participant, at the time specified in Section 5(e)(iv) below, an additional amount such that the net amount retained by the Participant, after deduction of all amounts required to be paid upon the payment provided for by Sections 5(e)(i) through 5(e)(iii), and any interest, penalties or additions to tax payable by the Participant with respect thereto, shall be equal to the total present value of the Excise Taxes imposed upon the Payments (the “Gross-Up Payment”).

(ii) For purposes of determining the Gross-Up Payment, whether any of the Payments will be subject to the Excise Tax and the amounts of such Excise Tax, (1) the total amount of the Payments shall be treated as “parachute payments” within the meaning of Code section 280G(b)(2), and all “excess parachute payments” within the meaning of Code section 280G(b)(1) shall be treated as subject to the Excise Tax, except to the extent that, in the opinion of independent tax counsel selected by the Company’s independent auditors and reasonably acceptable to the Participant (“Tax Counsel”), a Payment (in whole or in part) does not constitute a “parachute payment” within the meaning of Code section 280G(b)(2), or such “excess parachute payments” (in whole or in part) are not subject to the Excise Tax, (2) the amount of the Payments that shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Payments or (B) the amount of “excess parachute payments” within the meaning of Code section 280G(b)(1) (after applying clause (1) hereof), and (3) the value of any noncash benefits or any deferred payment or benefit shall be determined by Tax Counsel in accordance with the principles of Code sections 280G(d)(3) and (4). For purposes of determining the amount of the Gross-Up Payment, the Participant shall be deemed to pay federal income tax at the highest marginal rates of federal income taxation applicable to individuals in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest effective rates of taxation applicable to individuals as are in effect in the state and locality of the Participant’s residence in the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes that can be obtained from deduction of such state and local taxes, taking into account any limitations applicable to individuals subject to federal income tax at the highest marginal rates.

(iii) If the Tax Counsel determines that an Excise Tax is payable, the Company shall pay the required Gross-Up Payment to, or for the benefit of, the Participant within the time specified in Section 5(e)(iv). If the Tax Counsel determines that no Excise Tax is payable by the Participant, it shall, at the same time as it makes such determination, furnish the Participant with an opinion that he has substantial authority not to report any Excise Tax on his/her federal, state, local income or other tax return. Any determination by the Tax Counsel as to the amount of the Gross-Up Payment shall be binding upon the Company and the Participant absent a contrary determination by the Internal Revenue Service or a court of competent jurisdiction.

(iv) The Gross-Up Payments provided for in Sections 5(e)(i) through 5(e)(iii) hereof shall be made upon the earlier of (1) the payment to the Participant of any Plan Payment or Other Payment or (2) the imposition upon the Participant or payment by the Participant of any Excise Tax.

(v) The Participant shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification shall be given as soon as practicable but no later than 10 business days after the Participant is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Participant shall not pay such claim prior to the expiration of the 30-day period following the date on which the Participant gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Participant in writing prior to the expiration of such period that it desires to contest such claim, the Participant shall:

(1) give the Company any information reasonably requested by the Company relating to such claim;

(2) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company and reasonably satisfactory to the Participant;

(3) cooperate with the Company in good faith in order to effectively contest such claim; and

(4) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including, but not limited to, additional interest and penalties and related legal, consulting or other similar fees) incurred in connection with such contest and shall indemnify and hold the Participant harmless, on an after-tax basis, for any Excise Tax or other tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.

(vi) The Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Participant to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Participant agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Participant to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Participant on an interest-free basis, and shall indemnify and hold the Participant harmless, on an after-tax basis, from any Excise Tax or other tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided, further, that if the Participant is required to extend the statute of limitations to enable the Company to contest such claim, the Participant may limit this extension solely to such contested amount. The Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Participant shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority. In addition, no position may be taken nor any final resolution be agreed to by the Company without the Participant’s consent if such position or resolution could reasonably be expected to adversely affect the Participant (including any other tax position of the Participant unrelated to the matters covered hereby).

(vii) As a result of the uncertainty in the application of Code section 4999 at the time of the initial determination by the Company or the Tax Counsel hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies and the Participant thereafter is required to pay to the Internal Revenue Service an additional amount in respect of any Excise Tax, the Company or the Tax Counsel shall determine the amount of the Underpayment that has occurred and any such Underpayment shall promptly be paid by the Company to or for the benefit of the Participant.

(viii) If, after the receipt by the Participant of the Gross-Up Payment or an amount advanced by the Company in connection with the contest of an Excise Tax claim, the Participant becomes entitled to receive any refund with respect to such claim, the Participant shall promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Participant of an amount advanced by the Company in connection with an Excise Tax claim, a determination is made that the Participant shall not be entitled to any refund with respect to such claim and the Company does not notify the Participant in writing of its intent to contest the denial of such refund prior to the expiration of 30 days after such determination, such advance shall be forgiven and shall not be required to be repaid.

(ix) Notwithstanding the other provisions of Sections 5(e) and 8(l)(iii), all Gross-Up Payments shall be made to the Participant not later than the end of the calendar year following the year in which the Participant remits the related taxes and any reimbursement of the costs and expenses described in Section 5(e)(v) shall be paid not later than the end of the calendar year following the year in which there is a final and nonappealable resolution of, or the taxes are remitted that are the subject of, the related claim.

(f) Alternative Cutback. This Section 5(f) applies to Tier II and Tier III Executives. A Participant shall bear all expense of, and be solely responsible for, all federal, state, local or foreign taxes due with respect to any payment received under the Plan, including, without limitation, any excise tax imposed by Code section 4999. Notwithstanding anything to the contrary in the Plan, in the event that any payment or benefit received or to be received by a Participant pursuant to the terms of the Plan (the “Plan Payments”) or in connection with the Participant’s termination of employment or contingent upon a Change in Control pursuant to any plan or arrangement or other agreement with the Company (or any Affiliate) (together with the Plan Payments, the “Payments”) would be subject to the excise tax imposed by Code section 4999, as determined by the Company, then the Payments shall be reduced to the extent necessary to prevent any portion of the Payments from becoming nondeductible by the Company under Code section 280G or subject to the excise tax imposed under Code section 4999, but only if, by reason of that reduction, the net after-tax benefit received by the Participant exceeds the net after-tax benefit the Participant would receive if no reduction was made. For this purpose, “net after-tax benefit” means (i) the total of all Payments that would constitute “excess parachute payments” within the meaning of Code section 280G, less (ii) the amount of all federal, state, and local income taxes payable with respect to the Payments calculated at the maximum marginal income tax rate for each year in which the Payments shall be paid to the Participant (based on the rate in effect for that year as set forth in the Code as in effect at the time of the first payment of the Payments), less (iii) the amount of excise taxes imposed on the Payments described in clause (i) above by Code section 4999.

6.	Terms and Conditions of Participation

(a) Waiver and Release of Claims. As a condition to receiving severance benefits under Section 5 of the Plan, each Participant shall be required to sign and deliver to the Company, and may not revoke or violate the terms of, a general release of all claims, substantially in the form attached as Appendix B, as revised from time to time prior to a Change in Control to comply with applicable law or to reflect changes made to the Company’s standard form of general release of all claims for all employees. In no case will payments be made or begin before the end of any rescission period required by applicable law or regulation in connection with any release or waiver that the Participant is asked to sign.

(b) Restrictive Covenants. By executing the Participation Agreement, the Participant agrees to abide by the following restrictive covenants during the Restricted Period as consideration for the severance benefits provided under Section 5, and acknowledges that the provisions and covenants contained in this Section 6(b) are ancillary and material to the terms of the Plan and that the limitations contained herein are reasonable in geographic and temporal scope and do not impose a greater restriction or restraint than is necessary to protect the goodwill and other legitimate business interests of the Company. The Participant also acknowledges and agrees that the provisions of this Section 6(b) do not adversely affect the Participant’s ability to earn a living in any capacity that does not violate the covenants contained herein. The Participant also acknowledges that before Participant shall be determined to have breached any provision or covenant contained in this Section 6(b), the Participant shall have been given notice of any such alleged breach and been given 45 days after receipt of such notice of such breach to cure or remedy any such breach that is reasonably susceptible of cure or remedy.

(i) Confidential Information. The Participant shall hold in a fiduciary capacity for the benefit of the Company and all of its subsidiaries, partnerships, joint ventures, limited liability companies, and other affiliates (collectively, the “CareFusion Group”), all secret or confidential information, knowledge or data relating to the CareFusion Group and its businesses (including, without limitation, any proprietary and not publicly available information concerning any processes, methods, trade secrets, intellectual property, research secret data, costs, names of users or purchasers of their respective products or services, business methods, operating or manufacturing procedures, or programs or methods of promotion and sale) that the Participant has obtained or obtains during the Participant’s employment by the CareFusion Group and that is not public knowledge (other than as a result of the Participant’s violation of this Section 6(b)(i)) (“Confidential Information”). The Participant shall not communicate, divulge or disseminate Confidential Information at any time during or after the Participant’s employment and/or service as a consultant with the CareFusion Group, except with prior written consent of a corporate officer of Company, or as otherwise required by law or legal process. All records, files, memoranda, reports, customer lists, drawings, plans, documents and the like that the Participant uses, prepares or comes into contact with during the course of the Participant’s employment shall remain the sole property of the Company and/or the CareFusion Group, as applicable, and shall be turned over to the applicable CareFusion Group company upon termination of the Participant’s employment.

(ii) Non-Recruitment of CareFusion Group Employees, Etc. During the Participant’s employment with the CareFusion Group and for the Restricted Period, the Participant shall not (1) solicit, participate in, or promote the solicitation of any person who was employed by the CareFusion Group at any time during the six-month period prior to the Participant’s termination of employment to leave the employ of CareFusion Group; or (2) on behalf of the Participant or any other person, hire, employ, or engage any such person. The Participant further agrees that, during the Participant’s employment with the CareFusion Group and for the Restricted Period, if an employee of the CareFusion Group contacts the Participant about prospective employment, the Participant will inform that employee that the Participant cannot discuss the matter further without informing the CareFusion Group.

(iii) Non-Solicitation of Business. The Participant acknowledges and agrees that Company’s customers and any information regarding Company’s customers is confidential and constitutes trade secrets. In recognition of the confidential and trade secret nature of information regarding Company’s customers, the Participant agrees that during the Restricted Period, the Participant shall not (either directly or indirectly or as an officer, agent, employee, partner or director of any other company, partnership or entity) solicit on behalf of any competitor of the CareFusion Group the business of (1) any customer of the CareFusion Group at the time of the Participant’s employment or date of termination of employment, or (2) any potential customer of the CareFusion Group which the Participant knew to be an identified, prospective purchaser of services or products of the CareFusion Group.

(iv) Employment by Competitor. During the Restricted Period, the Participant shall not invest in (other than in a publicly traded company with a maximum investment of no more than 1% of outstanding shares), counsel, advise, or be otherwise engaged or employed by, any entity or enterprise that competes with the CareFusion Group, by developing, manufacturing or selling any product or service of a type, respectively, developed, manufactured or sold by the CareFusion Group.

(v) No Disparagement.

(1) The Participant and the Company shall at all times refrain from taking actions or making statements, written or oral, that denigrate, disparage or defame the goodwill or reputation of the Participant or the CareFusion Group, as the case may be, or any of its trustees, officers, security holders, partners, agents or former or current employees and directors. The Participant further agrees not to make any negative statement to third parties relating to the Participant’s employment or any aspect of the businesses of CareFusion Group and not to make any statements to third parties about the circumstances of the termination of the Participant’s employment, or about the CareFusion Group or its trustees, directors, officer, security holders, partners, agents or former or current employees and directors, except as may be required by a court or government body.

(2) The Participant further agrees that, following termination of employment for any reason, the Participant shall assist and cooperate with the Company with regard to any matter or project in which the Participant was involved during the Participant’s employment with the Company, including but not limited to any litigation that may be pending or arise after such termination of employment. Further, the Participant agrees to notify the Company at the earliest reasonable opportunity of any contact that is made by any third parties concerning any such matter or project. The Company shall not unreasonably request such cooperation of the Participant and shall cooperate with the Participant in scheduling any assistance by the Participant taking into account the Participant’s business and personal affairs and shall compensate the Participant for any lost wages or expenses associated with such cooperation and assistance.

(vi) Inventions. All plans, discoveries and improvements, whether patentable or unpatentable, made or devised by the Participant, whether alone or jointly with others, from the date of the Participant’s initial employment by the Company and continuing until the end of any period during which the Participant is employed by the CareFusion Group, relating or pertaining in any way to the Participant’s employment with or the business of the CareFusion Group (each, an “Invention”), shall be promptly disclosed in writing to the Secretary of the Board and are hereby transferred to and shall redound to the benefit of the Company and shall become and remain its sole and exclusive property. The Participant agrees to execute any assignment to the Company or its nominee, of the Participant’s entire right, title and interest in and to any Invention and to execute any other instruments and documents requisite or desirable in applying for and obtaining patents, trademarks or copyrights, at the expense of the Company, with respect thereto in the United States and in all foreign countries, that may be required by the Company. The Participant further agrees, during and after the Restricted Period, to cooperate to the extent and in the manner required by the Company, in the prosecution or defense of any patent or copyright claims or any litigation, or other proceeding involving any trade secrets, processes, discoveries or improvements covered by this covenant, but all necessary expenses thereof shall be paid by the Company. This Section 6(b)(vi) does not apply to an Invention which qualifies fully as a nonassignable invention under the provisions of section 2870 of the California Labor Code. The Participant acknowledges that a condition for an Invention to qualify fully as a nonassignable invention under the provisions of Section 2870 of the California Labor Code is that the Invention must be protected under patent laws. The Participant has reviewed the notification in Appendix C (“Limited Exclusion Notification”) and agrees that his or her signature acknowledges receipt of the notification. However, the Participant agrees to disclose promptly in writing to Company all innovations (including Inventions) conceived, reduced to practice, created, derived, developed, or made by the Participant during the term of employment and for three months thereafter, whether or not the Participant believes such innovations are subject to this Section 6(b)(vi), to permit a determination by Company as to whether or not the innovations should be the property of Company. Any such information will be received in confidence by Company.

(vii) Acknowledgement and Enforcement. The Participant acknowledges and agrees that: (1) the purpose of the foregoing covenants is to protect the goodwill, trade secrets and other Confidential Information of the Company; (2) because of the nature of the business in which the CareFusion Group is engaged and because of the nature of the Confidential Information to which the Participant has access, the Company would suffer irreparable harm and it would be impractical and excessively difficult to determine the actual damages of the CareFusion Group in the event the Participant breached any of the covenants of this Section 6(b); and (3) remedies at law (such as monetary damages) for any breach of the Participant’s obligations under this Section 6(b) would be inadequate. The Participant therefore agrees and consents that (X) if the Participant commits any breach of a covenant under this Section 6(b) during the Restricted Period, all unpaid severance benefits will be immediately forfeited, and (Y) if the Participant commits any breach of a covenant under this Section 6(b) or threatens to commit any such breach at any time, the Company shall have the right (in addition to, and not in lieu of, any other right or that may be available to it) to temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage.

(viii) Similar Covenants in Other Agreements Unaffected. The Participant may be or become subject to covenants contained in other agreements (including but limited to stock option and restricted stock unit agreements) which are similar to those contained in this Section 6(b). Further, a breach of the covenants contained in this Section 6(b) may have implications under the terms of such other agreements, including but not limited to a forfeiture of equity awards and long-term cash compensation. The Participant acknowledges the foregoing and understands that the covenants contained in this Section 6(b) are in addition to, and not in substitution of, the similar covenants contained in any such other agreements. The Company agrees that any forfeiture or repayment obligation under any such agreement shall be subject to arbitration as specified under Section 8(j).

(c) At-Will Employment. Each Participant is and shall continue to be employed by the Company on an “at will” basis. A Participant shall have no further rights under the Plan if he or she terminates employment with the Company for any reason prior to a Change in Control Date, or if he or she terminates voluntarily without Good Reason or is terminated with Cause following a Change in Control.

(d) Nonduplication; No Impact on Benefits. Payments to a Participant under the Plan shall be in lieu of any severance or similar payments that otherwise might be payable under any plan, program, policy or agreement sponsored by the Company that provides severance benefits to employees upon termination of employment. Except as may otherwise be specifically stated under any employee benefit plan, policy, or program, no amount payable under the Plan shall be treated as compensation for purposes of calculating a Participant’s right under any such plan, policy, or program.

7.	Benefit Claims

A Participant who has not been awarded benefits under the terms of the Plan may file a written claim for benefits with the Company.

(a) Such claim shall be decided within 90 days by the Board unless special circumstances require an extension of up to 90 additional days. If the Board determines that an extension is necessary, it shall provide the claimant with written notice of the need for an extension prior to the termination of the initial 90-day period, indicating the special circumstances requiring an extension and the date by which the Board expects to render its decision. Written notice of the Board’s decision on the claim shall be furnished promptly to the claimant. If the claim is denied in whole or in part, such written notice shall (i) set forth, in a manner calculated to be understood by the claimant, the specific reason or reasons for the adverse determination; (ii) reference the specific plan provisions on which the determination is based; (iii) describe any additional material or information necessary for the claimant to perfect the claim and explain why such material or information is necessary; and (iv) describe the plan’s review procedures and the time limits applicable to such procedures, including a claimant’s right to bring a civil action under ERISA section 502(a) following an adverse benefit determination on review;

(b) Within 60 days following receipt of an adverse benefit determination, a claimant may file a request for review of the initial claim in writing with the Board. A claimant shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records or other information in the Board’s possession relevant to the claimant’s claim for benefits. The claimant may also submit comments, documents, records and other information relating to the claim, which shall be taken into account by the Board in reviewing its denial of the Participant’s claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(c) Notice of the Board’s decision on review shall be furnished to the claimant within 60 days following the receipt of the request for review, unless special circumstances require an extension of up to 60 additional days, in which case written notice of the extension shall be furnished to the claimant prior to the end of the initial 60-day period, indicating the special circumstances requiring an extension and the date by which the Board expects to render its decision on review. If the Board makes an adverse benefit determination upon review, the adverse benefit determination will set forth, in a manner calculated to be understood by the claimant, (i) the specific reason or reasons for the adverse determination; (ii) reference to the specific plan provisions on which the determination was based; (iii) a statement of the claimant’s entitlement to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits; and (iv) a description of the claimant’s right to bring a civil action under ERISA section 502(a).

8.	General

(a) Amendment and Termination of the Plan. The Board may amend or terminate the Plan in any respect and at any time; provided, however, that the Plan may not be amended or terminated after the Change in Control Date. Notwithstanding anything herein to the contrary, the Plan may be amended by the Board at any time, including retroactively if required, in order to conform the Plan to the provisions of Code section 409A and the Treasury regulations or other authoritative guidance issued thereunder and to conform the Plan to the requirements of any other applicable law.

(b) Integration with Other Benefit Programs. Benefits payable under the Plan, whether paid in a lump sum or in periodic payments, will not increase or decrease the benefits otherwise available to a Participant under any Company-sponsored retirement plan, welfare plan or any other employee benefit plan or program, unless otherwise expressly provided for in any particular plan or program.

(c) Funding. Benefits payable under the Plan will be paid only from the general assets of the Company or a successor. The Plan does not create any right to or interest in any specific assets of the Company.

(d) Indemnification. If arbitration or litigation shall be brought to enforce or interpret any provision of the Plan which relates to the Company’s obligation to make payments hereunder, then the Company, to the extent permitted by applicable law, shall indemnify the Participant for his or her reasonable attorneys’ fees and expenses incurred in such proceedings.

(e) No Mitigation. The Participant shall not be obligated to seek other employment in mitigation of the amounts payable under any provision of the Plan, and the obtaining of such other employment shall not effect any reduction of the Company’s obligations to pay the lump-sum cash payment provided under Section 5(b).

(f) Withholding. The Company may withhold from any payments made under the Plan all federal, state, local or other taxes required pursuant to any law or governmental regulation or ruling.

(g) Successors. All rights under the Plan are personal to the Participant and without the prior written consent of the Company shall not be assignable by the Participant other than by will or the laws of descent and distribution. The Plan shall inure to the benefit of and be enforceable by the Participant’s legal representative. The Plan shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform the obligations set forth in the Plan in the same manner and to the same extent as the Company would be required to do so.

(h) Governing Law. The Plan and all determinations made and actions taken pursuant hereto shall be governed by the substantive laws, but not the choice of law rules, of the State of Delaware, or by U.S. federal law.

(i) Severability. In the event that any provision of the Plan is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, such provision shall be reformed, if possible, to the extent necessary to render it legal, valid and enforceable, or otherwise deleted, and the remainder of the terms of the Plan shall not be affected except to the extent necessary to reform or delete such illegal, invalid or unenforceable provision.

(j) Arbitration. The Company and the Participant agree to attempt to resolve any dispute between them quickly and fairly. Any dispute related to the Plan which remains unresolved shall be resolved exclusively by final and binding arbitration conducted within 50 miles of San Diego, California, pursuant to the then-current rules of the American Arbitration Association with respect to employment disputes. The Company shall bear any and all costs of the arbitration process plus, if a Participant substantially prevails on all issues raised, any attorneys’ fees incurred by the Participant with regard to such arbitration.

(k) Notices. Notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States certified mail, return receipt requested, or by overnight courier, postage prepaid, to the Company at its corporate headquarters address, to the attention of the Secretary of the Company, or to the Participant at the home address most recently communicated by the Participant to the Company in writing.

(l) 409A Compliance.

(i) The Plan is intended to comply with, or otherwise be exempt from, Code section 409A and any regulations and Treasury guidance promulgated thereunder.

(ii) The preceding provisions, however, shall not be construed as a guarantee by the Company of any particular tax effect to a Participant under the Plan. The Company shall not be liable to a Participant for any payment made under the Plan, at the direction or with the consent of the Participant, which is determined to result in an additional tax, penalty, or interest under Code section 409A, nor for reporting in good faith any payment made under the Plan as an amount includible in gross income under Code section 409A.

(iii) With respect to any reimbursement of expenses or any provision of in-kind benefits to a Participant specified under the Plan, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (1) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Code section 105(b); (2) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(iv) If a payment obligation under the Plan arises on account of a Participant’s termination of employment while a “specified employee” (as defined under Code section 409A and the regulations thereunder and determined in good faith by the Board), any payment of “deferred compensation” (as defined under Treasury Regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3) through (b)(12)) shall be made within 15 days after the end of the six-month period beginning on the date of such termination of employment or, if earlier, within 15 days after appointment of the personal representative or executor of the Participant’s estate following his death.

Appendix A	3750 Torrey View Court San Diego, CA 92130 858.617.2000 858.617.2900 (fax) carefusion.com

[Date]

[Executive]

[Title]

[Street Address]

[City, State, Zip Code]

Dear Executive:

CareFusion Corporation (the “Company”) has adopted the Executive Change in Control Severance Plan (the “Plan”), a copy of which is attached. Pursuant to Section 4(a) of the Plan, the Board has determined that you are eligible to participate in the Plan as a Tier __ Executive. The amount of the lump-sum cash payment to which you are entitled under Section 5(b) of the Plan is [insert amount or formula]. You will become a participant in the Plan only upon executing and returning to the Company this letter agreement, which serves as the Participation Agreement required under Section 4(b) of the Plan.

This Participation Agreement sets forth certain information regarding the severance benefits to be provided to you in accordance with Section 5 of the Plan. As used in this Participation Agreement, each capitalized term, if not defined herein, has the meaning ascribed to it under the Plan. You hereby acknowledge and agree that the foregoing payments and benefits will only be provided to you if you sign and do not revoke or violate the terms of a waiver and release of claims, pursuant to Section 6(a) of the Plan.

Please review the entire Plan carefully, including, but not limited to, the “Terms and Conditions of Participation” set forth in Section 6 of the Plan, which includes restrictive covenants. In order to become a Participant in the Plan you must acknowledge and agree to all of the terms and conditions of the Plan by executing this Participation Agreement and returning it to ___________.

Sincerely,

David Schlotterbeck

Chairman and CEO, CareFusion Corporation

Enclosures

cc:	Cathy Cooney

I have read the foregoing Participation Agreement and the Plan, understand their terms and conditions, and hereby agree to be bound thereby:

PARTICIPANT

By: [Executive]

Date:

2

APPENDIX B

RELEASE AGREEMENT

This RELEASE AGREEMENT by and between CareFusion Corporation (the “Company”) and ____________________ (the “Executive”) is dated as of the ____day of _______________, _____ (the “Release”).

Release

Executive hereby releases the Company and any of its predecessors, successors or assigns to all or any part of its businesses (“CareFusion”) by execution of this Release from any and all claims and causes of action that may exist, whether known or unknown, as of the date of Executive’s execution of this Release with the exception of any unemployment compensation claim Executive may have and any other claims that cannot be waived by law. Executive agrees that this Release applies to all officers, directors, employees and other representatives of CareFusion and its affiliates and any of its predecessors, successors or assigns to all or any part of its businesses including the Company, both individually and in their respective capacities (collectively with CareFusion, “the Releasees”). This Release relates to all causes of action to the extent permitted by law, including, but not limited to, claims under CareFusion’s policies or practices; federal and state fair employment practices or discrimination laws; laws pertaining to breach of employment contract or wrongful termination; age discrimination claims under the Age Discrimination and Employment Act, 29 U.S.C. Section 621 et seq., the Uniformed Services Employment and Reemployment Rights Act, 38 U.S.C. Section 4301 et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Section 2101 et seq. and any applicable state laws of similar intent.

In addition, Executive agrees that Executive will not initiate, bring, or prosecute any suit, action or grievance against any of the Releasees for any released claim in any federal, state, county or municipal court, or any arbitral forum, except as specifically stated below. Executive further agree that if Executive does so, Executive will be liable for the payment of all damages and costs, including attorneys’ fees, incurred by any of the Releasees in connection with Executive’s suit, action, or grievance. Executive also waives any right to any relief sought in connection with such claims, including any right to damages, attorneys’ fees, costs, and all other legal or equitable relief.

This Release and agreement not to sue does not prohibit Executive from pursuing a lawsuit, claim, or charge to challenge the validity or enforceability of this Release under the Age Discrimination in Employment Act (“ADEA”) or the Older Workers Benefit Protection Act (“OWBPA”), nor does it render Executive liable for damages or costs, including attorneys’ fees, incurred by the Releasees in connection with a lawsuit, claim, or charge to challenge the validity or enforceability of this Release under the ADEA or the OWBPA. This Release and agreement not to sue also does not prohibit the Executive from filing charges with government agencies or participating in any investigation resulting from such charges. However, under this Release, Executive agrees not to accept any monetary or personal relief or remedy, including but not limited to back pay, front pay, or reinstatement, that may be awarded to Executive in connection with such charges. In addition, this general release is not intended to bar any claims for workers’ compensation benefits.

This Release does not apply to any claims arising after Executive’s execution of this Release or any claims relating to rights under the Employment Agreement by and between CareFusion Corporation, a Delaware corporation, and the Executive, dated as of the ___day of _______________, _____, as may be amended from time to time.

Complete Release

Executive also expressly agrees that Executive has read, understands, and intends to waive any and all rights or benefits described in Section 1542 of the California Civil Code, which provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

Thus, notwithstanding the provisions of Section 1542, and for the express purpose of implementing a full and complete release and discharge of CareFusion and any of its predecessors, successors or assigns to all or any part of its businesses, Executive expressly acknowledge that this Release is intended to include within its effect, without limitation, all claims Executive does not know or suspect to exist in Executive’s favor at the time of execution of this Release, and this Release contemplates the extinguishment of any such claim(s).

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and the Company has caused this Release to be executed in its name on its behalf, all as of the day and year first above written.

Executive
Date:

CAREFUSION CORPORATION

By:

Name:
Title:
Date:

2

APPENDIX C

LIMITED EXCLUSION NOTIFICATION

THIS IS TO NOTIFY you in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and CareFusion Corporation, a Delaware corporation (the “Company”) does not require you to assign or offer to assign to the Company any invention that you developed entirely on your own time without using the Company’s equipment, supplies, facilities or trade secret information except for those inventions that either:

(1)	Relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company; or

(2)	Result from any work performed by you for the Company.

To the extent a provision in the Executive Change in Control Severance Plan purports to require you to assign an invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.

This limited exclusion does not apply to any patent or invention covered by a contract between the Company and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.

I ACKNOWLEDGE RECEIPT of a copy of this notification.

By:

Print Employee’s Name

Date:

Witnessed by:

Company Representative’s Name and Position

Dated: